Exhibit 19
INSIDER TRADING POLICY
(Last approved by the Walmart Inc. Audit Committee on March 13, 2025)
This policy prohibits illegal or improper “insider trading” by all officers and employees (“Associates”) of Walmart Inc. and its subsidiaries (“Walmart” or the “Company”) and members of the Board of Directors of Walmart (“Directors”). The philosophy behind this policy is Walmart’s desire to avoid even the appearance of improper conduct on the part of its Associates and Directors, and to promote transparency and promptness in the public reporting of transactions in Walmart Stock (as defined below) by certain Associates and all Directors. Walmart has worked hard over the years to establish a reputation for integrity and ethical conduct and cannot afford to have it damaged.
I. General Policy Statement Regarding Insider Trading
A.Definition of Insider Trading. Insider trading, for purposes of this policy, is the purchase or sale of Walmart Securities (defined below) on the basis of material non-public information or the purchase or sale of the securities of any other company, including suppliers, on the basis of material non-public information about that company obtained through your relationship with Walmart. For the purposes of this policy, trading in Walmart Securities refers to trading in the common stock of the Company (“Walmart Stock”), and any derivative securities tied to the value of Walmart Stock, including options, puts, calls, equity collar or forward purchase or sale transactions, swaps and single stock futures (all such securities are referred to in this policy as “Walmart Securities”). All such transactions are equally prohibited while you are in possession of material non-public information.
Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. For information to be material there must be a substantial likelihood that the disclosure of the information in question would be viewed by a reasonable investor as having significantly altered the total mix of available information. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Common examples of information which may be material include, but are not limited to, information involving: projected comparable store sales, earnings or losses or changes in historical sales, earnings or losses; a pending or proposed merger, acquisition, joint venture, tender offer or exchange offer; a sale of significant assets or the disposition of a significant division or subsidiary; changes in dividend policies or the declaration of a stock split or other changes in capital structure, including any securities offering; changes in executive management; impending bankruptcy or financial liquidity problems; significant changes in operations; the commencement of, and significant developments in, important litigation and other important proceedings to which Walmart is subject; changes in, or significant developments involving, outside auditors; and significant cybersecurity risks and incidents.
For purposes of this policy, information should be considered non-public if it has not been broadly disseminated to the investing public, either by Walmart itself or through the news media or other sources available to the general public. Market rumors should be considered, for purposes of this policy, non-public, unless they have been disseminated to the public through the news media.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has elapsed after the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
B.Consequences of Insider Trading. Insider trading is a crime, and violations are pursued vigorously by the Securities and Exchange Commission (“SEC”), U.S. Attorneys and state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. In addition to other civil and criminal actions, under the federal securities laws, individuals who trade on the basis of material non-public information or “tip” material non-public information to others (that is, disclose the information to others who use the information for trading activities) face : (i) a civil penalty of up to three times the profit gained or loss avoided; and (ii) a criminal fine (no matter how small the profit) of up to $5.0 million, a jail term of up to 20 years, or both. Any of these consequences – even an SEC investigation that does not result in prosecution – can tarnish your reputation and irreparably damage your career. Regardless of whether the government seeks to impose a penalty for a particular act, Walmart expressly reserves the right to impose any disciplinary measure or other action that it deems appropriate. This discipline may be imposed not only for unlawful conduct, but also for breaches of this policy or conduct Walmart regards as unethical, inappropriate, or simply not meeting its standards of propriety. Unless Walmart has informed you that particular information is material and non-public, it is your responsibility to determine whether you are in possession of material non-public information.
C.Walmart Policy. If you possess any material non-public information relating to Walmart, neither you, nor any person living in your household or financially dependent upon you, nor any entity or securities account controlled by you, may buy, sell or otherwise trade1 in Walmart Securities (other than in accordance with a contract, instruction or plan that satisfies the requirements of SEC Rule 10b5-1(c)), or engage in any other action in relation to Walmart Securities, or disclose directly or indirectly, the material non-public information in any way that violates the law or this policy. You must also refrain from trading in the securities of any other company, including suppliers, on the basis of material non-public information about that company obtained through your relationship with Walmart. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from these rules.
D.Tipping Information. Whether the information is proprietary information about Walmart or information that could influence the market activity in Walmart Securities, you must not disclose any material non-public information to others except for legitimate business purposes and in compliance with this policy and applicable laws. In addition, just as the prohibition against trading on the basis of material non-public information extends to securities of any company other than Walmart, including its suppliers, so too the ban on disclosing to others material non-public information extends to the material non-public information of or relating to such other companies. Penalties for insider trading may apply regardless of whether you benefit from another’s trades or whether you knew that the person to whom you disclosed information was going to trade on the information. Material non-public information quite simply must be kept confidential.
E.Publicly-Traded Majority-Owned Subsidiaries. Walmart has a majority-owned publicly-traded subsidiary, Wal-Mart de Mexico, S.A.B. de C.V. (“Wal-Mart de Mexico”), where shares of Wal-Mart de Mexico’s common stock are traded on Mexico’s stock exchange, the “BOLSA”, and Wal-Mart de Mexico files periodic reports in accordance with and pursuant to the rules of the BOLSA. Walmart may have other majority-owned publicly-traded subsidiaries in the future where shares of common stock of the subsidiary are traded in the local market in which the majority-owned subsidiary is located.
1 This includes any trading that occurs as a result of moving in or out of Walmart Securities in your 401(k) account, moving all or a portion of your vested profit sharing account in or out of Walmart Securities, or establishing initially, increasing or decreasing the amount of your bi-weekly contribution to the Associate Stock Purchase Plan.

If you are on the Walmart restricted trading list and you desire to buy, sell or otherwise trade in shares or any other securities of Wal-Mart de Mexico or any other Walmart majority-owned publicly-traded subsidiary, you must pre-clear such transactions by contacting the Office of Corporate Secretary at ocscorpgov@walmartlegal.com at least two (2) business days in advance of a proposed transaction. The Office of Corporate Secretary is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the proposed transaction. The pre-clearance determination in no way relieves you from meeting any applicable requirements of local market securities and exchange laws, rules or regulations, as well as any insider trading policies and procedures in the local markets.
F.Trading in the Securities of Other Companies. As noted above, it is Walmart’s policy that no Associate or Director may buy, sell, or otherwise trade in the securities of any company while in possession of material non-public information regarding such other company or disclose such material non-public information on to others. If you are in possession of material non-public information, through your relationship with Walmart, about any other company, including Walmart’s actual or potential suppliers or actual or potential business partners (whether including new businesses, initial investments, increases to existing investments, or otherwise), you are prohibited from trading in the securities of that company. As with the other provisions of this policy, these restrictions apply to you, any person living in your household or financially dependent upon you, and any entity or securities account controlled by you. Additional restrictions on the ownership of securities of other companies, including Walmart’s suppliers, are set forth in Walmart’s Code of Conduct, Conflict of Interest Policy, and related policies and procedures.
G.Applicability of Policy to Former Associates and Directors. This policy continues to apply to transactions in Walmart Securities even after termination of service to the Company. If you are in possession of material non-public information when your service terminates, you may not trade in Walmart Securities until that information has become public or is no longer material. In addition, if you are a Director or an Associate subject to the trading windows described in this policy, the Company’s general policy is that you should refrain from trading until the opening of the next trading window following your termination of service.
H.Gifts of Walmart Securities. Bona fide gifts of securities (including transfers of Walmart Securities made to trusts for estate planning purposes) are not transactions subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Walmart Securities while the person making the gift is aware of material non-public information; provided that those Directors and Associates subject to the pre-clearance requirements specified in this policy must still pre-clear any such gift as described below.
I.Company Transactions. The Company will not, directly or indirectly, transact in Walmart Securities while in possession of material non-public information related to the Company unless such trading activity is pursuant to a trading plan that complies with SEC Rule 10b5-1 or otherwise complies with all applicable securities laws.
II. Trading Windows
In addition to being subject to the terms of Section I herein, certain Associates and all Directors are also subject to restrictions regarding the timing of their trades in Walmart Securities. These restrictions are designed to prohibit trading during periods when there is a greater likelihood of possessing material non-public information.
A.Associates Subject to Trading Windows. The following Associates are subject to the trading windows described in paragraph B below: (1) all officers of the Company and Associates who participate in Walmart’s corporate officers’ meetings (sometimes referred to as the “Global Leadership Meeting,” which meeting usually occurs on a monthly basis); and (2) all others who prepare or have access to the “Controller’s Sheet,” the “A.M. Report,” “Walmart US” forecast reporting, or other sensitive financial information.
B.When You May and May Not Trade
1.When You May Trade (open trading window). If you are not in possession of material non-public information, you may buy or sell Walmart Securities on the day following a quarterly earnings release until the next to last day of the second month of each fiscal quarter, unless the trading window is closed for any other reason. If possible, you should trade shortly after the trading window opens, to minimize the possibility that other material nonpublic information may arise while the trading window would otherwise be open.
2.When You May Not Trade (closed trading window). At all other times, the trading window will generally be closed, and you may not trade in Walmart Securities. The prohibition on the buying or selling of Walmart Securities is not limited to open market purchases or sales of Walmart Securities but also includes, for example, any trading that occurs as a result of moving out of Walmart Securities in your 401(k) account, moving all or a portion of your vested profit sharing account out of Walmart Securities, or establishing initially, increasing or decreasing the amount of your bi-weekly contribution to the Associate Stock Purchase Plan.
3.Other Times When You May Not Trade. There may be other times when you should not trade because you are in possession or may be deemed to be in possession of material non-public information. Additionally, the Office of the Corporate Secretary may notify you that you are prohibited from trading in Walmart Securities, despite the schedule outlined above. If you have any questions regarding whether you possess material non-public information, you should not take it upon yourself to make that determination. You should contact the Senior Vice President, Office of the Corporate Secretary, at ocscorpgov@walmartlegal.com.
C.Approved Trading Plans. Notwithstanding these trading window requirements, a transaction pursuant to a trading plan, contract, or instruction that satisfies the requirements of SEC Rule 10b5-1(c) (a "Trading Plan") may be executed in accordance with the terms of the Trading Plan, so long as the Trading Plan was entered into during an open trading window and you did not possess material non-public information at the time the Trading Plan was entered into. If you decide to enter into a Trading Plan, each Trading Plan must comply with applicable SEC Rule 10b5-1(c) requirements, including any applicable cooling off periods before the first trade under the Trading Plan, and must be approved in advance by the Senior Vice President, Office of the Corporate Secretary.
In general, a Trading Plan must be entered into at a time when you are not aware of material nonpublic information and at a time when trading is not restricted under this Policy. Once the plan is adopted, you must act in good faith with respect to your Trading Plan and not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Trading Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. No amendment or modification of a Trading Plan is permitted unless approved by the Office of the Corporate Secretary. In addition, you are not permitted to have more than one Trading Plan outstanding at any given time, unless permitted by the limited exceptions of Rule 10b5-1 (such as plans relating to “sell to cover” arrangements intended to satisfy tax withholding obligations upon the vesting of equity awards) and approved by the Office of the Corporate Secretary.

Any adoption of a new Trading Plan, or amendment (including early termination) to any existing Trading Plan, must be submitted to the Office of the Corporate Secretary for approval at least five business days prior to the entry into the Trading Plan or amendment. The Trading Plan must include a representation from you that: (a) you are not aware of any material nonpublic information about Walmart or the Walmart Securities; and (b) you are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.
No sales under a Trading Plan of any Director or Section 16 Officer (defined below) may commence prior to the expiration of a cooling-off period consisting of the later of (i) 90 days after adoption of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Trading Plan was adopted. For all other Associates, no sales under any Trading Plans may commence prior to the expiration of a cooling-off period that is 30 days after the adoption of the Trading Plan. In either case, no further pre-approval of transactions conducted pursuant to the Trading Plan is required.
Directors and Section 16 Officers must also report to the Office of the Corporate Secretary the adoption, amendment or termination of any pre-set trading plan that is not a Trading Plan but was entered into at a time that they asserted they were not aware of material non-public information about Walmart or Walmart Securities.
III. Hedging of, and Other Speculative Transactions in, Walmart Stock
Types of financial instruments and transactions exist that provide holders of Walmart Stock, including Associates (including officers who are Associates) and Directors, means for hedging against any decrease in the market value of the Walmart Stock. When an Associate or Director hedges Walmart Stock that he or she owns, that Associate or Director may be able to continue to own Walmart Stock, however acquired, whether pursuant to Walmart grants under equity plans, through the Associate Stock Purchase Plan, through Walmart’s 401(k) plan, in the open market or otherwise, without retaining the full risks of ownership of their Walmart Stock. When that occurs, the Associate or Director may no longer have the same objectives as Walmart’s other shareholders. Moreover, speculating in Walmart Stock, directly or through the use of derivatives based on, or that are tied to the market value of, Walmart Stock can result in an Associate or Director having a conflict of interest with Walmart and no longer having the same objectives as Walmart or Walmart’s other shareholders. Accordingly, as outlined below, Walmart does not permit any Associate or Director, either directly or indirectly, including through a designee, to engage in hedging or speculating with respect to Walmart Stock.
A.Definition of “Hedging” and “Designee”
For purposes of this policy:
1."hedging" means purchasing any financial instrument or otherwise engaging in any transaction or series of related transactions designed to or having the effect of hedging or mitigating the risk of, or offsetting, any decrease in the market value of an equity security, including, but not by way of limitation, selling, purchasing, entering into or otherwise engaging in any prepaid variable forward contract, equity swap, collar, short sale or security future of, with respect to, or based on, or acquiring any interest in any exchange fund relating to, such equity security or its market value; and
2."designee" means any person with whom an Associate or Director has any arrangement or understanding that permits such Associate or Director to hedge or mitigate the risk of, offset, any decrease in the market value of such Associate’s or Director’s Walmart Stock or any subsidiary equity security without such Associate or Director directly purchasing any financial instrument or engaging in any transaction for such purpose.
B.Hedging of Walmart Stock Prohibited. No Associate or Director is permitted to engage in hedging, directly or indirectly, including through any designee of such Associate or Director, with respect to:
1.Walmart Stock granted by Walmart to such Associate or Director as a part of such Associate’s or Director’s compensation from Walmart or any subsidiary of Walmart; or
2.any other Walmart Stock held, directly or indirectly, by such Associate or Director.
C.Other Restrictions on Trading. In addition to the foregoing prohibition of hedging, Associates and Directors are prohibited from engaging in any transaction in derivative securities not constituting hedging, but in which the derivative securities are based on, or are tied to the market value of, Walmart Stock and that reflects speculation about the price of Walmart Stock (e.g., options, puts or calls, whether exchange-traded or otherwise) or in any transaction in Walmart Securities that may place an Associate’s or Director’s financial interests against the financial interests of Walmart. For instance, you may not sell Walmart Stock “short,” i.e., sell Walmart Stock that you do not own, which would allow you to profit from a decline in the price of Walmart Stock.
D.Consequences of Hedging. Walmart expressly reserves the right to impose any disciplinary measure or other action that it deems appropriate for breaches of the policy set forth in this Section III or for other conduct Walmart regards as unethical, inappropriate, or simply not meeting its standards of propriety.
IV. Pre-Clearance Requirements for Directors, Section 16 Officers, and Senior Executives
If you are (a) an officer subject to Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer"); (b) a Director; or (c) an officer with a title of Executive Vice President or higher, you must pre-clear any transaction in Walmart Securities (including gifts or any entry into or amendment of a Trading Plan), by contacting the Senior Vice President, Office of the Corporate Secretary, at ocscorpgov@walmartlegal.com at least two (2) business days in advance of the proposed transaction.
The Senior Vice President, Office of the Corporate Secretary is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, the Senior Vice President, Office of the Corporate Secretary, may consult as necessary with senior management and outside counsel.
If you seek pre-clearance and the request is denied, then you should refrain from engaging in any transaction in Walmart Securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve you of your legal obligation to refrain from trading while in possession of material non-public information. In other words, even if pre-clearance is received, if you become aware of material non-public information or become subject to a closed trading window or event-specific trading restriction, the transaction may not be completed. Pre-clearance of a transaction is valid only for the 2-business day period immediately following receipt of such pre-clearance.
V. Other Trading Restrictions and Required Forms Applicable only to Walmart’s Section 16 Officers and Directors
In addition to the Insider Trading Policy requirements applicable to all Associates and Directors, and the trading windows applicable to certain Associates and all Walmart Directors, Walmart’s Section 16

Officers and Directors are subject to additional restrictions as set forth in this Section V. These additional restrictions are designed to ensure compliance with provisions of the securities laws specifically applicable to Section 16 Officers and Directors.
A.What You Must Do Before You Trade. You must pre-clear your transaction by contacting the Senior Vice President, Office of the Corporate Secretary, at ocscorpgov@walmartlegal.com at least two (2) business days in advance of a proposed transaction in the manner specified in Section IV, above.
B.Frequency of a Purchase and Sale or Sale and Purchase. You should not make both a purchase and sale or sale and purchase of Walmart Securities within a six-month period. Although it is not unlawful to engage in a purchase and sale or sale and purchase within a six-month period, if you do so, the federal securities laws require that you forfeit any profits from the transaction(s) to Walmart. Exercises of options received from the Company and biweekly purchases under the Associate Stock Purchase Plan will not be matched against sales. A purchase and sale due to a diversification election or transfer in to or out of the Walmart stock fund under the Walmart 401(k) Plan could be matched against each other if they occur within a six-month period. Certain other transactions in Walmart Securities could be exempt from being matched against other transactions in Walmart Securities occurring within a six-month period. Therefore, before you engage in these transactions, you must first consult with the Senior Vice President, Office of the Corporate Secretary, at ocscorpgov@walmartlegal.com.
C.Additional Blackout Periods Related to 401(k) and Other Retirement Plans. In the future, there may be blackout periods under the Walmart 401(k) Plan or similar retirement plans. A blackout period means a period of time during which Associates may not trade Walmart Securities within the retirement plan experiencing the blackout period. Although Walmart has not had any such blackout periods in the past, if, for example, there were a need to change the record keeper for the plan, a blackout period may be necessary. If such a blackout period is in effect, and for the duration of the blackout period, you will not be permitted to engage in any transaction involving Walmart Securities. You will be advised in advance if such a blackout period will occur and the period during which no trades in Walmart Securities will be permitted.
D.Required Forms. If you are a Section 16 Officer, you are required to file certain forms with the SEC and New York Stock Exchange within a prescribed time after becoming a Section 16 Officer or Director (e.g., Form 3) and acquiring or disposing of Walmart Securities (e.g., Form 4). The Senior Vice President, Office of the Corporate Secretary, will provide you with additional information on these requirements.
Post-Transaction Notice. You must also notify the Senior Vice President, Office of the Corporate Secretary, of the occurrence of any purchase, sale, gift or other acquisition or disposition of Walmart Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail at ocscorpgov@walmartlegal.com) and should include your identity (and any related entity involved in the transaction), the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price. You must also promptly report any Trading Plan that is terminated by you prior to its expiration date.
For both the “Pre-Clearance Requirements” section above and this “Post-Transaction Notice” section, a purchase, sale, gift or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

1.Failure to File Required Forms. Walmart must disclose in its proxy statement those Section 16 Officers or Directors who fail to file all required Forms 3, 4, and 5 in a timely manner. This can easily be avoided by careful attention to the reporting requirements.
2.Who is Covered by These Rules. These rules apply to you, any person living in your household or financially dependent upon you, and any entity or securities account controlled by you. These rules may also apply to other entities in which you have an ownership interest, including partnerships.
E.Beneficial Ownership. The restrictions and reporting obligations with respect to Forms 3, 4, and 5 discussed in this Section V apply to Walmart Securities you beneficially own. For purposes of these restrictions and reporting obligations, you are deemed to beneficially own Walmart Securities if and to the extent you have an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Walmart Securities.
F.Margin Accounts and Pledges. Securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the customer is in possession of material non-public information or otherwise not permitted to trade in Walmart Securities, Section 16 Officers and Directors are prohibited from holding Walmart Securities in a margin account as collateral for a margin loan. The foregoing restriction does not prohibit Section 16 Officers or Directors from holding Walmart Securities in a margin account so long as such Walmart Securities are not held in the margin account for purposes of providing collateral for a margin loan. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if a borrower defaults on the loan or, in many instances, if the value of the collateral falls. While Walmart discourages Section 16 Officers and Directors from pledging Walmart Securities as collateral for a loan, Section 16 Officers and Directors may pledge Walmart Securities as collateral for a non-margin loan if the following criteria are satisfied:
1.Any Section 16 Officer or Director who desires to pledge Walmart Securities as collateral for a non-margin loan must submit a request for approval of such pledge to Walmart’s Senior Vice President, Office of the Corporate Secretary, at least two (2) weeks prior to the proposed execution of any documents or instruments evidencing the proposed pledge.
2. Any Walmart Securities pledged by a Section 16 Officer or Director shall not be considered in determining whether the Section 16 Officer or Director is in compliance with any stock ownership guidelines applicable to such Section 16 Officer or Director.
If you have any questions regarding this policy, then please contact the Senior Vice President, Office of the Corporate Secretary at ocscorpgov@walmartlegal.com. This information does not create an express or implied contract of employment or any other contractual commitment. Walmart may modify this information at its sole discretion without notice, at any time, consistent with applicable law. Employment with Walmart is on an at-will basis, which means that either Walmart or the associate is free to terminate the employment relationship at any time for any or no reason, consistent with applicable law.